Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-272832 and 333-282013 on Form S-3 and Registration Statement Nos. 333-273897, 333-279917, and 333-285977 on Form S-8 of our report dated March 19, 2026, relating to the financial statements of Tigo Energy, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Jose, California
March 19, 2026